Dresser, Inc. Names Jennifer Botter Chief Accounting Officer

DALLAS, TEXAS (May 1, 2006)--Dresser, Inc. today announced it has named Jennifer L. Botter as corporate controller and chief accounting officer.

"Jennifer has significant experience in accounting, auditing, and financial reporting as well as in financial systems, and we are very pleased to have someone with her abilities and management skills join the Dresser team," said Robert D. Woltil, senior vice president and chief financial officer.

Ms. Botter has held various financial management positions with Sun Healthcare Group, Inc., a billion dollar, publicly traded company, since 1998. Most recently, she was senior vice president of finance and corporate controller. Prior to joining Sun, she served in financial positions at the corporate and division level for various companies including Astra-Zeneca, Inc. and IBM.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with approximately 6,500 employees and a sales presence in more than 100 countries worldwide. The company's website is www.dresser.com.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com